Exhibit 10.56

PRODUCERS 88 REVISED 8.42—TEXAS	TEXAS STANDARD FORM

OIL, GAS AND MINERAL LEASE

October 99

THIS AGREEMENT made this          day of                     19    , between                                                                                            __________________________________________________________________________________________________________ __________________________________________________________________________________________________________

Lessor (whether one or more), and Goldmark Resources Inc., a Nevada Corporation

Lessee, WITNESSETH:

1. Lessor in consideration of Ten and 00/100 DOLLARS 10.00

($                    ) in hand paid, of the royalties herein provided, and of the agreements of Lessee herein contained, hereby grants, leases and lets exclusively unto Leasee for the purpose of investigating, exploring, prospecting, drilling and mining for and producing oil, gas and other minerals, laying pipe lines, building tanks, power stations, telephone lines and other structures thereon to produce, save, take care of, treat, transport, and own said products, and housing its employees, the following described land in Titus County, Texas, to wit:

Being the same land conveyed to the Heirs of J. S. Cook to J. W. Temples on October 7, 1902 and of record in Book 15, page 304 of the Deed Records of Titus County, Texas, and described as shown by copy of said deed attached as an exhibit to this document, and located in the J. W. Stephens Survey, Abstract #554.

and containing 142 acres, more or less. In the event a resurvey of said lands shall reveal the existence of excess and/or vacant lands lying adjacent to the lands above described and the lessor, his heirs, or assigns, shall, by virtue of his ownership of the lands above described, have preference right to acquire said excess and/or vacant lands, then in that event this lease shall cover and include all such excess and/or vacant lands which the lessor, his heirs, or assigns, shall have the preference right to acquire by virtue of his ownership of the lands above described as and when acquired by the lessor ; and the lessee shall pay the lessor for such excess and/or vacant lands at the same rate per acre as the cash consideration paid for the acreage herein-above mentioned.

2. Subject to the other provisions herein contained, this lease shall be for a term of two years from this date (called “primary term”) and as long thereafter as oil, gas or other mineral is produced from said land hereunder.

3. The Royalties to be paid Lessor are: (a) on oil, one-eighth of that produced and saved from said land, the same to be delivered at the wells or to the credit of Lessor into the pipe line to which the wells may be connected ; Lessee may from time to time purchase any royaty oil in its possession, paying the market price therefor prevailing for the field where produced on the date of purchase; (b) on gas, including casinghead gas or other gaseous substance, produced from said land and sold or used off the premises or in the manufacture of gasoline or other product therefrom, the market value at the well of one-eighth of the gas so sold or used, provided that on gas sold at the wells the royalty shall be one-eighth of the amount realized from such sale; where gas from a well producing gas only is not sold or used, Lessee may pay as royalty $50.00 per well per year, and upon such payment it will be considered that gas is being well produced within the meaning of Paragraph 2 hereof; and (c) all other minerals mined and marketed, one-tenth either in kind or value at the well or mine, at Lessee’s election, except that on sulphur the royalty shall be fifty cents (50c) per long ton. Lessee shall have free use of oil, gas, coal, wood and water from said land, except water from Lessor’s wells, for all operations hereunder, and the royalty on oil, gas, and coal shall be computed after deducting any so used. Lessor shall have the privilege at his risk and expense of using gas from any gas well on said land for stoves and inside lights in the principal dwelling thereon out of any surplus gas not needed for operations hereunder.

4. If operations for drilling are not commenced on said land on or before one year from this date the lease shall then terminate as to both parties unless on or before such anniversary date Lessee shall pay or tender to Lessor or to the credit of Lessor in                                          Bank at                                                                                   (which bank and its successors are Lessor’s agent and shall continue as the depository for all rentals payable hereunder regardless of changes in ownership of said land or the rentals) the sum of This is a paid up lease. Dollars ($                    ), (herein called rental), which shall cover the privilege of deferring commencement of drilling operations for a period of twelve (12) months. In like manner and upon like payments or tenders annually the commencement of drilling operations may be further deferred for successive periods of twelve (12) months each during the primary term. The payment or tender of rental may be made by the check or draft of Lessee mailed or delivered to said bank on or before such date of payment. If such hank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept rental. Lessee shall not be held in default for failure to make such payment or tender of rental until thirty (30) days after Lessor shall deliver to Lessee a proper recordable instrument, naming another bank as agent to receive such payments or tenders. The down cash payment is consideration for this lease according to its terms and shall not allocated as mere rental for a period. Lessee may at any time execute and deliver to Lessor or to the depository above named or place of record a release or releases covering any portion or portions of the above described premises and thereby surrender this lease as to such portion or portions and be relieved of all obligations as to the acreage surrendered, and thereafter the rentals payable hereunder shall be reduced in the proportion that the acreage covered hereby is reduced by said release or releases. In this connection the above described premises under shall be treated as comprising 142 acres, whether there he more or less.

5. If prior to discovery of oil or gas on said land Lessee should drill a dry hole or holes thereon, or if after discovery of oil or gas the production thereof should cease from any cause, this lease shall not terminate if Lessee commences additional drilling or re-working operations within sixty (60) days thereafter or (if it be within the primary term) commences or resumes the payment or tender of rentals on or before the rental paying date next ensuing after the expiration of three months from date of completion of dry hole or cessation of production. If at the expiration of the primary term oil, gas or other mineral is not being produced on said land but Lessee is then engaged in drilling or re-working operations thereon, the lease shall remain in force so long as operations are prosecuted with no cessation of more than thirty (30) consecutive days, and if they result in the production of oil, gas or other minerals so long thereafter as oil, gas or other mineral is produced from said land. In the event a well or wells producing oil or gas in paying Quantities should be brought in on adjacent land and within one hundred fifty (150) feet of and draining the leased premises, Lessee agrees to drill such onset wells as a reasonably prudent operator would drill under the same or similar circumstances.

6. Lessee shall have the right at any time during or after the expiration of this lease to remove all property and fixtures placed by Lessee on said land, including the right to draw and remove all casing. When required by Lessor, Lessee will bury all pipe lines below ordinary plow depth, and no well shall be drilled within two hundred (200x) feet of any residence or barn now on said land without Lessor’s consent.

7. The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to the heirs, successors and assigns, but no change or divisions in ownership of the land, rentals, or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No sale or assignment by Lessor shall the binding on Lessee until Lessee shall be furnished with a certified copy of recorded instrument evidencing same. In event of assignment of this lease as to a segregated portion of said land, the rentals payable hereunder shall be apportionable as between the several leasehold owners ratably according to the surface area of each, and default in rental payment by one shall not affect the rights of other leasehold owners-here under. If six or more parties become entitled to royalty hereunder, Lessee may withhold payment thereof unless and until furnished with a recordable instrument executed by all such parties designating an agent to receive payment for all.

8. The breach by Lessee of any obligation arising hereunder shall not work a forfeiture or termination of this lease nor cause a termination or reversion of the estate created hereby nor be grounds for cancellation hereof in whole or in part save as herein expressly provided. If the obligation for reasonable development should require the drilling of a well or wells, Lessee shall have ninety days after ultimate judicial ascertainment of the existence of such obligation within which to begin the drilling of a well, and the only penalty for failure to do so shall be the termination of this lease save as to ten (10) acres for each well being worked on and/or being drilled and/or producing oil or gas to be selected by Lessee so that each 10-acre tract will embrace one such well.

9. Lessor hereby warrants and agrees to defend the title to said land and agrees that Lessee at its option may discharge any tax, mortgage or other lien upon said land and in event Lessee does so, it shall be subrogated to such lien with the right to enforce same and apply rentals and royalties accruing hereunder toward satisfying same. Without impairment of Lessee’s rights under the warranty in event of failure of title, it is agreed that if Lessor owns an interest in said land less than the entire fee simple estate, then the royalties and rentals to be paid Lessor shall be reduced proportionately.

10. If any operation permitted or required hereunder, or the performance by Lessee of any covenant, agreement or requirement hereof is delayed or interrupted directly or indirectly by any past or future acts, orders, regulations or requirements of the Government of the United States or of any state or other governmental body, or any agency, officer, representative or authority of any of them, or because of delay or inability to get materials, labor, equipment or supplies, or on account of any other similar or dissimilar cause beyond the control of Lessee, the period of such delay or interruption shall not be counted against the Lessee, and the primary term of this lease shall automatically be extended after the expiration of the primary term set forth in Section 2 above, so long as the cause or causes for such delays or interruptions continue and for a period of six (6) months thereafter; and such extended term shall constitute and shall be considered for the purposes of this lease as a part of the primary term hereof. The provisions of Section 4 hereof, relating to the payment of delay rentals shall in all things be applicable to the primary term as extended hereby just as if such extended term were a part of the original primary term fixed in Section 2 hereof. The Lessee shall not be liable to Lessor in damages for failure to perform any operation permitted or required hereunder or to comply with any covenant, agreement or requirement hereof during the time Lessee is relieved from the obligations to comply with such covenants, agreements or requirements.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

WITNESSES: